Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55663) pertaining to the Stanley Account Value Plan of our report dated June 27, 2011, with respect to the financial statements and schedules of the Stanley Account Value Plan, included in this Annual Report (Form 11-K) for the years ended December 31, 2010 and 2009.
/s/ Fiondella, Milone & LaSaracina LLP
Glastonbury, Connecticut
June 27, 2011